Exhibit 99.1

SSP SOLUTIONS, INC. AND SUBSIDIARIES

Index to Consolidated Financial Statements

Page
Financial Statements

Condensed Consolidated Balance Sheets as of December 31, 2003 and June 30, 2004 (unaudited)	F-2

Condensed Consolidated Statements of Operations for the three and six month periods ended June 30, 2003 and 2004 (unaudited)	F-3

Condensed Consolidated Statements of Cash Flows for the six month periods ended June 30, 2003 and 2004 (unaudited)	F-4

Notes to Condensed Consolidated Financial Statements (unaudited)	F-5

FINANCIAL STATEMENTS

SSP SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2003	June 30, 2004
		(Unaudited)
ASSETS (note 5)
Current assets:
Cash and cash equivalents	$6,068	$16,237
Investment in trading securities	—	28
Accounts receivable (net of allowance for doubtful accounts of $176 and $50 as of December 31, 2003 and June 30, 2004)	1,692	1,189
Inventories	312	423
Prepaid expenses	432	381
Other current assets	98	93

Total current assets	8,602	18,351
Property and equipment, net	83	114
Other assets	202	127
Goodwill	25,930	25,930

	$34,817	$44,522

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt (note 5)	$454	103
Accounts payable	1,057	1,287
Accrued liabilities	1,528	1,403
Deferred revenue	92	239

Total current liabilities	3,131	3,032
Deferred revenue	—	43
Long-term debt, less current installments (note 5)	915	810

Total liabilities	4,046	3,885

Commitments and contingencies (notes 1, 4, 5, 6, and 11)

Shareholders’ equity:

Preferred stock - Series A, liquidation preference of $21,522 and $9,355 as of December 31, 2003 and June 30, 2004, respectively, $.01 par value; Authorized 5,000,000 shares; 2,150 and 935 shares issued and outstanding as of December 31, 2003 and June 30, 2004, respectively (note 8)	—	—
Common stock, $0.01 par value; Authorized 100,000,000 shares; issued or issuable 30,228,344 and 56,953,382 shares at December 31, 2003 and June 30, 2004, respectively	302	570
Additional paid-in capital	148,104	164,473
Deferred compensation	(86)	(44)
Accumulated deficit	(117,549)	(124,362)

Total shareholders’ equity	30,771	40,637

	$34,817	$44,522

See accompanying notes to condensed consolidated financial statements.

SSP SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Revenues:
Product	$1,244	$1,065	$2,274	$1,273
Service	2,197	327	3,258	994
License	399	351	1,607	1,358

Total revenues	3,840	1,743	7,139	3,625

Cost of sales:
Product	340	266	637	334
Service	471	434	441	901
License	12	4	807	9

Total cost of sales	823	704	1,885	1,244

Gross margin	3,017	1,039	5,254	2,381

Operating expenses:
Selling, general and administrative	2,678	1,907	4,225	3,670
Research and development	947	1,114	2,089	2,284

Total operating expenses	3,625	3,021	6,314	5,954

Operating income (loss)	(608)	(1,982)	(1,060)	(3,573)

Non-operating expenses (income):
Unrealized loss (gain) on trading securities	10	(1)	25	(3)
Interest expense, net	313	28	590	34
Non-cash interest and financing expense	611	2,822	1,111	2,935
Loss on conversion of debt	—	—	—	370
Loss from equity investee	140	—	409	—
Impairment of equity investee	142	—	142	—
Other (income), net	(6)	—	(6)	(102)

Total non-operating expenses	1,210	2,849	2,271	3,234

Operating loss before income taxes	(1,818)	(4,831)	(3,331)	(6,807)
Provision (benefit) for income taxes	3	3	3	6

Loss from continuing operations	(1,821)	(4,834)	(3,334)	(6,813)
Loss from discontinued operation	—	—	(9)	—
Loss on disposal of discontinued operation (less no applicable taxes)	—	—	(97)	—

Net loss	$(1,821)	$(4,834)	$(3,440)	$(6,813)

Loss per share of common stock, basic and diluted	$(0.07)	$(0.10)	$(0.13)	$(0.17)

Loss per share from discontinued operation, basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Loss per share from continuing operation, basic and diluted	$(0.07)	$(0.10)	$(0.14)	$(0.17)

Shares used in per share computations, basic and diluted	25,169	50,355	25,174	40,347

See accompanying notes to condensed consolidated financial statements.

SSP SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

(UNAUDITED)

	Six Months Ended June 30,
	2003	2004
Cash flows from operating activities:
Net loss	$(3,440)	$(6,813)
Adjustments to reconcile net loss to net cash used in operating activities:
Operating activities:
Non-cash interest and financing	1,111	2,935
Loss from equity investee and impairment	409	—
Impairment of equity investee	142	—
Loss on conversion of debt	—	370
Gain on vendor settlements and note forgiveness	—	(107)
Common stock issued for rent expense	57	—
Common stock issued for interest expense	289	10
Provision for losses on receivables	(25)	—
Depreciation and amortization	36	31
Deferred compensation	96	39
Unrealized loss on trading securities	26	—
Changes in assets and liabilities:
Accounts receivable	(296)	502
Inventories	(124)	(111)
Prepaid expenses	(173)	51
Other current assets	64	5
Accounts payable	(472)	242
Accrued liabilities	1,679	(214)
Deferred revenue	(283)	190

Net cash (used in) continuing operating activities	(904)	(2,870)

Net cash (used in) operating activities	(904)	(2,870)

Cash flows used in investing activities:
Purchases of property and equipment	(2)	(62)
Investment in trading securities	—	(28)
Investment in equity investee	(100)	—

Net cash (used in) investing activities	(102)	(90)

Cash flows from financing activities:
Stock options exercised	—	214
Stock issued employees stock purchases	15	23
Borrowings on revolving note payable	—	2,066
Proceeds on issuance of debt	1,120	—
Principal payments on revolving note payable	40	(2,321)
Exercise of warrants	—	13,147
Principal payments on note payable to related party	(210)	—

Net cash provided by financing activities	965	13,129

Net (decrease) increase in cash	(41)	10,169
Cash and cash equivalents and beginning of period	553	6,068

Cash and cash equivalents at end of period	$512	$16,237

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	117	31
Income taxes	—	6
Supplemental disclosure of non-cash financing activities information:
Exchange of debt for common stock	—	626
Debt issuance discount	1,190	—
Payment of interest in common stock	289	66
Payment of rent in common stock	57	—

See accompanying notes to condensed consolidated financial statements.

SSP SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003 AND 2004

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) General Information

Condensed Consolidated Financial Statements

In the opinion of the management of SSP Solutions, Inc. (the “Company”), the accompanying unaudited condensed consolidated financial statements contain all adjustments (which are normal recurring accruals) necessary to present fairly the financial position as of June 30, 2004; the results of operations for the three and six months ended June 30, 2003 and 2004; and the statements of cash flows for the six months ended June 30, 2003 and 2004. Interim results for the six months ended June 30, 2004, are not necessarily indicative of the results that may be expected for the year ending December 31, 2004, or for any other period. The interim financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2003, included in the Company’s Form 10-KSB, filed in March 2004, and as amended, filed in April 2004.

Details of the Discontinued Operations

Through December 31, 2002, the Company had operated in two business segments: information security solutions and network solutions. During the three month period ended March 31, 2003, the Company discontinued its network solutions segment, which was conducted through its subsidiary, Pulsar Data Systems, Inc., as the Company determined that this segment would not return operating profits in a reasonable time period. The total estimated cost to exit the segment was $106. The network solution segment assets did not require an impairment write-down as there was no remaining book value of assets in existence at the date the decision to exit the business was made. In addition, as a result of the discontinuance of the network solutions segment, the Company now operates in only one reporting segment.

Revenue Recognition

Revenue from some information security hardware products contains embedded software. However, the embedded software is incidental to the hardware product sale. Information security license revenue is recognized upon delivery if an executed license exists, a delivery as defined under the license has occurred, the price is fixed and determinable, and collection is probable. Software delivered under a license requires a separate annual maintenance contract that governs the conditions of post-contract customer support. Post-contract customer support services can be purchased under a separate contract on the same terms and at the same pricing, whether purchased at the time of sale or at a later date. Revenue from these separate maintenance support contracts is recognized ratably over the maintenance period.

Revenue from cost-plus-award-fee support and development contracts is recognized on the basis of hours incurred plus other reimbursable contract costs incurred during the period. For a cost-plus-award-fee support contract, the Company exercised the contract clause to bill and collect one-half of the award fee ratably over the term of the contract. Revenue is recognized concurrently with the billings based on the performance of the contract requirements and reasonable assurance of collection. Based upon historical results, the Company has received final awards in excess of one-half of the full award fees. A post-contract period performance review conducted by the customer determines the remaining amount of the award fee to be received, which amount is then recognized as earned revenue together with interest paid on the unpaid balance. Award fees under development contracts are recognized when confirmed by the customer.

The Company’s revenue recognition policies are in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, as amended by Staff Accounting Bulletin No. 104.

Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Company’s consolidated financial statements.

Stock-Based Compensation for Employees and Non-Employees

The Company accounts for its employee stock option plans using the intrinsic value method. When stock options are granted to employees with exercise prices less than the fair value of the underlying common stock at the date of grant, the difference is recognized as deferred compensation expense, which is amortized over the vesting period of the options.

The Company accounts for stock options issued to non-employees using the fair value method. The associated cost is recorded in the same manner as if cash were paid.

At June 30, 2004, the Company had three stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Bulletin (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. The following table illustrates the effect on net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock Based Compensation”:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Net loss, as reported	$(1,821)	$(4,834)	$(3,440)	$(6,813)
Add: Stock compensation cost reported in accordance with APB Opinion No. 25	37	35	72	44
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	287	293	666	547

Pro forma net loss	$(2,071)	$(5,092)	$(4,034)	$(7,316)

Earnings per share
Net loss per share as reported—basic and diluted	$(.07)	$(.10)	$(.14)	$(.17)

Pro forma net loss per share—basic and diluted	$(.08)	$(.10)	$(.16)	$(.18)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions in 2003 and 2004: risk-free interest rate of 4.92% and 3.83%, respectively; dividend yield of 0.00% for both periods; and volatility of 129% and 126%, respectively. The Black-Scholes model, as well as other currently accepted option valuation models, were developed to estimate the fair value of freely-tradable, fully-transferable options without vesting restrictions, which significantly differ from the Company’s stock option plans. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated fair value on the grant date.

Warrants

A summary of the status of the Company’s warrants as of June 30, 2004, and changes during the three and six month periods ended June 30, 2004, is presented below (shares in thousands):

	Three Months Ended June 30, 2004		Six Months Ended June 30, 2004
Warrants	Number of Underlying Shares	Weighted- Average Exercise Price	Number of Underlying Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	15,124	$1.73	16,247	$1.65
Granted	—	—	—	—
Cancelled	370	$18.15	370	$18.15
Exercised	13,237	$1.09	14,360	$1.05

Outstanding at end of period	1,517	$1.34	1,517	$1.34

Warrants exercisable at end of period	1,517	$1.34	1,517	$1.34

Weighted-average fair value of warrants granted during the period		—		—

A summary of the status of the Company’s warrants as of June 30, 2003, and changes during the three and six month periods ended June 30, 2003, is presented below (shares in thousands):

	Three Months Ended June 30, 2003		Six Months Ended June 30, 2003
Warrants	Number of Underlying Shares	Weighted- Average Exercise Price	Number of Underlying Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	4,586	$2.63	4,081	$2.82
Granted	120.70		625.91
Cancelled	—	—	—	—
Exercised	—	—	—	—

Outstanding at end of period	4,706	$2.58	4,706	$2.57

Warrants exercisable at end of period	4,706	$2.58	4,706	$2.57

Weighted-average fair value of warrants granted during the period		$.45		$.55

The following table summarizes information about warrants outstanding at June 30, 2004, (shares in thousands):

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$0.70 - $0.70	82	4.38	$0.70	82	$0.70
$1.00 - $1.00	17	0.79	$1.00	17	$1.00
$1.25 - $1.25	702	4.39	$1.25	702	$1.25
$1.50 - $1.50	692	4.39	$1.50	692	$1.50
$2.11 - $2.11	24	1.08	$2.11	24	$2.11

	1,517	4.30	$1.34	1,517	$1.34

Options

A summary of the status of the Company’s stock option plans as of June 30, 2004, and changes during the three and six month periods ended June 30, 2004, is presented below (shares in thousands):

	Three Months Ended June 30, 2004		Six Months Ended June 30, 2004
Options	Number of Underlying Shares	Weighted- Average Exercise Price	Number of Underlying Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	4,168	$1.30	4,249	$1.28
Granted	20	$1.76	55	$1.60
Cancelled	52	$1.24	104	$1.13
Exercised	200	$0.79	264	$0.81

Outstanding at end of period	3,936	$1.32	3,936	$1.32

Options exercisable at end of period	2,050	$1.61	2,050	$1.61

Weighted-average fair value of options granted during the period		$1.46		$1.32

A summary of the status of the Company’s stock option plans as of June 30, 2003, and changes during the three and six month periods ended June 30, 2003, is presented below (shares in thousands):

	Three Months Ended June 30, 2003		Six Months Ended June 30, 2003
Options	Number of Underlying Shares	Weighted- Average Exercise Price	Number of Underlying Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	2,437	$1.99	2,039	$2.40
Granted	—	—	515.60
Cancelled	90	1.89	207	2.38
Exercised	—	—	—	—

Outstanding at end of period	2,347	$2.00	2,347	$2.00

Options exercisable at end of period	1,157	$2.21	1,157	$2.21

Weighted-average fair value of options granted during		$2.52		$2.52

The following table summarizes information about stock options outstanding at June 30, 2004, (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 6/31/04	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 6/31/04	Weighted-Average Exercise Price
$0.60 - $0.60	245	8.58	$0.60	123	$0.60
$0.61 - $0.70	20	3.80	$0.70	20	$0.70
$0.80 - $0.80	125	9.27	$0.80	62	$0.80
$0.81 - $1.04	2,168	9.10	$0.82	858	$0.82
$1.25 - $1.30	711	8.19	$1.29	427	$1.30
$1.40 - $1.76	55	9.80	$1.60	5	$1.65
$2.11 - $2.11	359	6.37	$2.11	358	$2.11
$2.50 - $3.56	103	6.35	$2.87	71	$2.88
$4.13 - $9.75	150	5.74	$7.40	126	$7.46

	3,936	8.44	$1.32	2,050	$1.61

The weighted average remaining contractual life of stock options outstanding at June 30, 2004, was 8.4 years.

During the quarter ended June 30, 2004, we received cash proceeds in the amount of $158 from the exercise of options into 200,000 shares of common stock.

BIZ Acquisition

The Company performed an assessment of the fair value of the goodwill of its information security products and services reporting unit as of December 31, 2003, using three different perspectives: a multi-period discounted cashflow method, which is a variation of the income forecast approach; a market value approach; and market multiples. The process is used to determine the fair value of an asset by estimating its future cash flows and then discounting the cash flows to present day utilizing a discount rate that reflects the time value of money and the risk inherent in the asset. The present value of the cash flows was determined using a discount rate of 30%, which was found to be the weighted average cost of capital for the Company. In past periods the Company believed that its daily market stock price did not provide a reliable indicator of the fair value of its equity. Due to the absence of any research coverage, the Company believes the market is generally unaware of the Company’s new technology advancements. With the Company’s stock being a micro-cap in terms of total market value, its stock is subject to high volatility and the Company believes the daily closing price of its stock does not provide a true reflection of its fair value at any one point in time. The Company’s stock price was considered as part of the review process, together with a multi-period discounted cashflow method discussed above, and various market multiple measures of the Company. The discounted cashflow method used to determine the fair value of an asset used estimated future cash flows and then discounted the cash flows to present day utilizing a discount rate that reflects the time value of money and the risk inherent in the asset. The present value of the cash flows was determined using a discount rate of 25%, which was found to be the Company’s weighted average cost of capital. The Company deemed it appropriate to assess the fair value of its goodwill by using a weighted average of these three methods. The results of the analysis indicated that there was no impairment as of the valuation date of December 31, 2003.

The Company is required to perform reviews for impairment at least annually that may result in future write-downs. Tests for impairment between annual tests may be required if events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount. The Company concluded there were no events that required interim testing.

As the markets for the Company’s products are characterized by rapidly changing technology, evolving industry standards, and the frequent introduction of new products and enhancements, it is reasonably possible in the near-term that the estimates of the anticipated future gross revenues, the remaining estimated economic life, or both will be reduced. Reasonably possible is defined as more than remote but less than likely. As a result, the remaining goodwill of $25,930 at June 30, 2004, may be reduced within the next year.

Reclassification

The Company has reclassified certain 2003 balances to conform with the presentation used in 2004.

(2) Investments

The Company has an investment that is classified as trading securities. The securities are comprised of 605 shares of Prudential Financial, Inc. As of June 30, 2004, aggregate value of the investment was $28. For the six months ended June 30, 2003, the Company recorded realized loss on trading securities of $25 and for the six months ended June 30, 2004, the Company recorded realized gain on trading securities of $3.

(3) Inventories

A summary of inventories follows:

	December 31, 2003	June 30, 2004
Raw materials	$70	$75
Work-in-process	37	7
Finished goods	205	341

	$312	$423

(4) Equity Investment in Affiliate

In January 2002, the Company formed a wholly-owned subsidiary, SSP Gaming, LLC, a Nevada limited liability company (“SSP Gaming”). The entity was formed to conduct all business and any required financing activities relative to the gaming industry. In June 2002, SSP Gaming and the Venetian Casino Resort, LLC, a Nevada limited liability company based in Las Vegas, Nevada, (“Venetian”), executed an operating agreement to form Venetian Interactive, LLC, a Nevada limited liability company (“VI”, with SSP Gaming and Venetian being “Members”). The purpose of VI was to provide management services, consulting services, financial services, intellectual property licensing services, and equipment to the online gaming industry in venues where such activity complies with all regulatory requirements, and to develop and operate Venetian branded casino sites.

The VI staff forecasted development and operational costs, which were updated as new information became available. A VI related entity, V.I. Ltd., was awarded both an Interactive Gaming License and an Electronic Betting Center License by the Alderney Gambling Control Commission. The licenses permit V.I. Ltd. to conduct Internet gaming activities under the name “Venetian Interactive.”

The VI development budget estimated costs of $4,000 to bring the Venetian Casino to live status, and an additional $2,200 to support startup operations. Since beginning development in July 2002, VI expensed all operating costs and capitalized third party software development costs incurred under a fixed price contract. As of June 30, 2003, capitalized development costs totaled $1.3 million. The VI operating agreement calls for SSP Gaming to fund two-thirds of the development costs and for Venetian to fund the remaining one-third of the costs. As of June 30, 2003, SSP had invested $800 in SSP Gaming, with those funds being invested in VI. In June 2003, the VI Managers determined to re-assess the entire project in view of changes in the regulatory environment and market conditions, including updated competitive analysis. The re-assessment was to include site development costs. The re-assessment has not been presented to SSP Gaming.

In June 2003, the Venetian sent a demand letter to SSP Gaming demanding funding, or alternatively taking action to terminate the VI operating agreement for failure of SSP Gaming to meet its funding commitment and threatening to take action against SSP Gaming in the matter even though the outcome of the reassessment was not known. SSP Gaming declined to contribute additional capital, thereby giving VI the ability to declare SSP Gaming in default. If terminated, the VI operating agreement provides that the Members may look solely to the assets of VI for return of their contributed capital. Should the assets of VI be insufficient to pay all VI obligations and return a Member’s capital contributions, the Member has no recourse against other Members.

In the three months ended June 30, 2003, SSP Gaming recorded $140 as loss from equity investee, which represents its pro rata portion of the VI net loss. This amount is included in non-operating expenses in the condensed consolidated statement of operations for the three months ended June 30, 2003, and as a reduction of the equity investment in affiliate. While SSP Gaming disputes the circumstances cited by the Venetian, due to the uncertainty regarding the VI agreement and in view of the project re-assessment in process and SSP Gaming declining to contribute additional capital, the Company recorded an impairment charge of $142 relative to the remaining carrying value of SSP Gaming’s investment in VI in the three months ended June 30, 2003.

In June 2004, the VI requested to remove SSP Gaming’s relationship from the gaming licenses granted by the Alderney Gambling Control Commission.

The following represents the latest summarized financial information for VI that is available to the Company:

Balance Sheet

June 30, 2003

(Unaudited)

Current Assets	$—	Current Liabilities	$—
Site Development	1,313	Members’ Equity	1,313

Total Assets	$1,313	Total Members’ Equity & Liabilities	$1,313

	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
	(Unaudited)	(Unaudited)
Selling, general & administrative	$142	$546

Net loss	$142	$546

The Company is accounting for SSP Gaming’s interest in VI using the equity method, and is not consolidating VI operating results into the records of SSP Gaming. The operating agreement committed SSP Gaming to fund up to $2,000. As of June 30, 2003, SSP Gaming had funded $800. The carrying value of this investment has been reduced to zero based upon the recording through equity accounting of development stage expenses since inception through June 30, 2003, of $658 and through the recording of an impairment charge of $142 in the quarter ended June 30, 2003.

In January 2003, the FASB issued Interpretation 46, “Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51.” Interpretation 46 addresses consolidation by business enterprises of variable interest entities which have one or both of the following characteristics: (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity; (2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: (a) the direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights, (b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities, or (c) the right to receive the expected residual returns of the entity, if they occur, which is the compensation for the risk of absorbing expected losses. Interpretation 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company has determined that the VI will not need to be consolidated.

(5) Long-Term Debt

A summary of long-term debt follows:

	December 31, 2003	June 30, 2004
Secured convertible promissory notes with an interest rate of 10% per annum, interest payable quarterly, due December 31, 2005	$1,986	$1,360
Note payable secured by interest in SSP Gaming, payable in monthly installments of $15,000, including interest at 6% per annum	96	—
Bay View Funding accounts receivable financing, discount rate of 1.25% of the receivables factored, interest payable upon payment of receivable	358	103

	2,440	1,463

Less unamortized value of warrants and beneficial conversion feature related to debt issued	1,071	550

Long-term debt, net of debt discounts of $1,071 at December 31, 2003 and $550 at June 30, 2004	1,369	913
Less current installments	454	103

Long-term debt, net of debt discounts of $1,071 at December 31, 2003 and $550 at June 30, 2004	$915	$810

Secured Convertible Promissory Notes

On April 16, 2002, the Company raised $5,000 in cash through the issuance of $4,000 in 10% secured convertible promissory notes (“10% Convertible Notes”), $653 in unsecured non-convertible promissory notes (“Non-convertible Notes,” $153 held by co-chairman Kris Shah and $500 held by co-chairman Marvin Winkler) and the pre-payment of a $500 note receivable due to the Company from Kris Shah, less an early payment discount of $153. In connection with the issuance of the 10% Convertible Notes, the Company incurred approximately $626 of issuance costs, which primarily consisted of amortization of warrant costs, investment banking fees and legal and other professional fees. These notes mature December 31, 2005, and bear interest at a rate of 10% per annum to be paid quarterly in cash, or at the Company’s discretion, in common shares based upon the trailing 30-day average prior to the interest due date. The $4,000 in 10% Convertible Notes were convertible, in whole or in part, at the option of the holder into an aggregate of 4,000,000 shares of the Company’s common stock at any time prior to maturity, at a conversion price of $1.00 per share, subject to adjustment under certain conditions, and were issued with detachable warrants exercisable for three years to purchase up to an additional 2,400,000 shares at $1.30 per share, subject to adjustment under certain conditions.

In conjunction with the closing of the sale of the 10% Convertible Notes, $1,750 of principal and $46 of accrued interest of subordinated notes issued in December 2001 were exchanged for the 10% Convertible Notes and detachable warrants to purchase 1,077,667 shares at $1.30 per share. In conjunction with a certain convertible bridge loan previously issued on September 1, 2003, for $1,500, warrants to purchase 1,500,000 shares of common stock were re-priced to an exercise price of $.50 per common share and immediately exercised for cancellation of certain notes previously issued on August 27, 2003, totaling $750. The remaining warrants to purchase 1,977,667 shares of common stock were re-priced to the exercise price of the A-1 Warrants issued in the Series A Preferred Stock financing (note 8).

The 10% Convertible Notes automatically convert prior to maturity if the Company’s common shares trade at or above $3.00 per share with average volume of 100,000 shares per day for 20 consecutive trading days. In June 2002, Kris Shah and Marvin Winkler exchanged their Non-convertible Notes, together with accrued interest, for 119,000 and 391,000 shares, respectively, of the Company’s common stock based upon an above-market exchange price of $1.30 per common share. The Company is subject to restrictive covenants related to the 10% Convertible Notes that prevent the Company from pledging intellectual property as collateral.

The 10% Convertible Notes contain a beneficial conversion feature. When a convertible security contains a conversion price that is less than the quoted trading price of a company’s common stock at the date of commitment, then the difference between the conversion price and the common stock price is called a beneficial conversion feature. Emerging Issues Task Force (“EITF”) Issue No. 00-27, which amends EITF Issue No. 98-5, requires both recordation of a discount to recognize the intrinsic value of the conversion feature and amortization of the amount recorded over the term of the security.

Of the aggregate $5,796 in 10% Convertible Notes issued, the Company allocated approximately $2,644 to the value of the warrants and the remaining $3,152 to the beneficial conversion feature of the debt instruments, which were ascribed to these components on a pro rata basis of fair values calculated for the warrants using a Black Scholes valuation model and the intrinsic value of the beneficial conversion feature. These amounts have been recorded as discounts from the face value of the debt, with an equal increase to additional paid-in capital. Based on EITF No. 00-27, the governing accounting pronouncement, the discounts were being amortized over the period from the date of issuance to the maturity date of the notes. Amortization expense of the discounts totaled $391 and $92 for quarters ended June 30, 2003, and 2004, respectively.

On November 19, 2003, with the exception of $1,986 in principal, the 10% Convertible Notes were exchanged in a private placement for Series A Preferred Stock (note 8). As such, during the year ended December 31, 2003, the Company recorded a $2,226 non-cash interest charge related to the unamortized balance of warrant value and beneficial conversion feature of 10% Convertible Notes that were exchanged for Series A Preferred Stock (note 8). During January 2004, certain holders of the 10% Convertible Notes with principal balances of $626 exercised their right to convert their notes into 626,000 shares of the Company’s common stock. As such, the Company recorded a $338 non-cash interest charge related to the unamortized balance of warrant values and beneficial conversion feature of 10% Convertible Notes that were converted into common stock. The $338 non-cash interest charge was recorded as a loss on conversion of debt in the condensed consolidated statement of operations for the first quarter ended March 31, 2004, and six months ended June 30, 2004. The Company will continue to amortize a non-cash interest charge related to the unamortized warrant values and beneficial conversion feature balances of $550 relative to the remaining 10% Convertible Notes still outstanding as of June 30, 2004. The balance of the 10% Convertible Notes was $1,360 as of June 30, 2004.

In connection with issuances of the 10% Convertible Notes and warrants, the Company incurred approximately $741 of debt issuance costs comprised of legal and placement fees, and $182 in value calculated for the 110,000 warrants issued to the placement agent in the transaction. On November 19, 2003, with the exception of $1,986 in principal, the 10% Convertible Notes were exchanged in a private placement for Series A Preferred Stock (note 8). As such, during the year ended December 31, 2003, the Company recorded a $197 non-cash interest charge related to the unamortized balance of debt issuance costs and warrant value in relation to the 10% Convertible Notes that were exchanged for Series A Preferred Stock (note 8). As a result of the January 2004 conversion of $626 of principal balances by certain holders of 10% Convertible Notes into 626,000 shares of the Company’s common stock, the Company recorded a $33 non-cash interest charge related to the unamortized balance of debt issuance costs and warrant value in relation to the 10% Convertible Notes that were converted into common stock. The $33 non-cash interest charge was recorded as a loss on conversion of debt in the condensed consolidated statement of operations for the first quarter ended March 31, 2004, and six months ended June 30, 2004. The remaining costs, which are included in other assets, are being amortized over the term of the remaining 10% Convertible Notes that were not converted to common stock in January 2004, as described above. Amortization expense of these costs totaled $50 and $21 for the quarters ended June 30, 2003, and 2004. The Company will continue to amortize a non-cash charge related to the unamortized balances of the remaining costs, which had a balance of $127 as of June 30, 2004.

Note to Repurchase Interest in SSP Gaming

In October 2002, the Company entered into a mutual settlement and release regarding the default by a party that had contracted to finance the investment of SSP Gaming. The party defaulted under the financing agreement. To preserve the underlying business relationships, the Company and the other party executed an agreement whereby the Company repurchased the party’s interest by issuing a note for $250, the amount invested by the party, and agreed to repay such amount by making an initial $40 payment and additional monthly payments of $15 per month, including interest at 6%, until paid in full. The note was secured by SSP Gaming’s economic interest in VI (note 4), and included an acceleration clause whereby the then principal balance was to be paid upon separate SSP Gaming financing of $2,000 or more. Following the proported termination of the Operating Agreement of VI (note 4), on February 23, 2004, the Company transferred 40% of any and all ownership rights and privileges that it may have had in VI to Bear Trax, LLC, a Utah limited liability company, pursuant to the terms of the mutual settlement agreement relating to the Company’s repurchase of an interest in SSP Gaming. As a result, the Company will not make the last six monthly payments of $15 and has recorded the reduction of the remaining liability of $96 as debt forgiveness and is included in other income in the condensed consolidated statement of operations during the quarter ended March 31, 2004 and six months ended June 30, 2004. Therefore, the balance of this note is $0 as of June 30, 2004.

Accounts Receivable Financing

In October 2002, the Company entered into a financing arrangement with Bay View Funding (“BVF”). The factoring agreement contains a maximum advance of $750, and was for an initial term of three months. At the Company’s option, the agreement is renewable for additional three-month periods. The agreement contains a factoring fee, which is based on 1.25% of the gross face value of the purchased receivable for every 30-day period from the date of purchase by BVF until the invoice is paid in full. For invoices outstanding more than the 30-day period, a finance fee will be charged at the rate of .063% of the gross face value of the purchased receivable for every one day beyond the 30th day from the original date of purchase. At the time of purchase, terms call for BVF to advance 85% of the gross receivable, with the balance remitted after collection of the invoice less the factoring and finance fee, if applicable. The agreement contains certain representations, warranties and covenants and requires a monthly minimum fee, including the factoring and financing fees, of .25% of the maximum advance of $750, or approximately $2 per month. The BVF agreement states among other things that a default occurs if the Company does not pay debts as they become due or if the Company maintains unreasonably small capital. In 2003, the Company notified BVF of the Company’s failure to make certain payments on a timely basis and requested but did not receive a waiver of such default.

Gross receivables transferred to BVF amounted to $2,873 and $674 during the quarters ended June 30, 2003 and 2004, respectively. The Company is obligated to repurchase certain accounts receivable under the program and, therefore, the transaction does not qualify as a sale.

Factored receivables included in the accounts receivable balance as of December 31, 2003 and June 30, 2004 were $452 and $148, respectively.

(6) Related Party Transactions

KRDS Real Property Lease

In 1999, the primary shareholders of SSP (then known as “Litronic Inc.”) formed KRDS, Inc. (“KRDS”) for the sole purpose of purchasing real property. KRDS’s operations primarily consisted of a mortgage obligation, interest, depreciation and rental income from the Company related to the real property.

In February 2000, KRDS leased a building to the Company for its corporate headquarters. The lease expires in February 2007. The facility currently has an annual rent of approximately $429. In April 2002, the Company and KRDS entered into an agreement whereby upon 60 days’ notice, either party could cancel the remaining balance of the facility lease with no future liability. Neither party exercised the exit clause. On December 1, 2003, the Company entered into a letter agreement whereby it agreed to pay a certain amount of late fees in exchange for an agreement to cancel the April 2002 agreement described above.

In April 2004, the Company exercised its option to extend the term of the lease for its corporate headquarters for an additional five years with a new expiration of February 2012. In accordance with the extension, the annual rent will be determined at the end of the original lease term.

Related Party Facilities Leasing

During 2001, the Company arranged for the lease of two buildings approximating 63 square feet that were under construction and were subsequently completed. In October 2002, the Company restructured its lease obligations with landlord, Research Venture, LLC, for the two buildings located in the Spectrum area of Irvine, California. In 2001 the Company had recorded an estimated liability of $2,171, which was net of then anticipated offsetting sublease income. As a result of the October 2002 restructuring and settlement, the Company increased stockholders’ equity by $1,650 through the issuance of common stock valued for financial reporting purposes at $956 and recorded a gain of $700 for 2002. The settlement required the Company to issue 959,323 shares of common stock, pay $500 in cash over a one-year period, cancel the lease on one building with approximately 23 square feet, and take occupancy of the other building under a seven-year operating lease for the facility with approximately 40 square feet for an initial monthly rental rate of $55, plus common area costs beginning in December 2002. The monthly rental rate on the seven-year lease was scheduled to increase to $73, plus common area costs, at the beginning of the third year. The Company recorded rent expense on a straight-line basis. At the Company’s option, a portion of the rental rate was payable either in stock or in cash during the first two years of the lease under certain circumstances through conversion of a $360 subordinated convertible promissory note that the Company issued as prepaid rent. In August 2002, Mr. Shah surrendered his 25% ownership interest in the entity that owns the two buildings. At the time of surrendering his interest, the buildings were encumbered by one or more construction loans for which the lender required personal guarantees for renewal of the financing. As there was little, if any, equity in the project and Mr. Shah was unwilling to personally guarantee the loans, Mr. Shah chose to surrender his membership interest.

On August 29, 2003, the Company entered into an agreement of settlement on a stipulated judgment with Research Venture. Under that settlement agreement, Research Venture retained the 959,323 shares of common stock initially issued in connection with the restructuring arrangement and 96,919 shares of common stock issued upon conversion of $126 of the principal balance of a $360 non-interest bearing note that the Company had issued as prepaid rent, and the Company registered those shares for resale by Research Venture. In addition, Research Venture canceled and surrendered the note, the Company paid to Research Venture cash in the amount of $865 and issued to Research Venture 414,450 shares of common stock that were to be registered for resale under a separate registration statement on or prior to November 30, 2003, and the building lease agreement was terminated. The settlement agreement contained mutual general release language, and an August 11, 2003 stipulated judgment was vacated. As the Company did not timely obtain effectiveness of the registration statement covering the 414,450 shares of common stock the Company issued in the August 2003 settlement, Research Venture was entitled to entry of a stipulated judgment against the Company in an amount up to $373 less the product of $.90 multiplied by the number of those shares that Research Venture sold prior to entry of the stipulated judgment. Research Venture informed the Company that they no longer owned any of the Company’s shares, and therefore filed a dismissal of the underlying cases. As Research Venture no longer held the shares, the Company reversed the $373 accrual through selling, general and administrative expense for the three months ended March 31, 2004 and six months ended June 30, 2004.

A total of 34,614 and 0 shares were issued in payment of rent during the quarters ended June 30, 2003 and 2004, respectively.

(7) Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentration of credit risk are trade receivables. Credit risk on trade receivables is limited as a result of the Company’s customer base and their dispersion across different industries and geographic regions. As of December 31, 2003 and June 30, 2004, accounts receivable included $631 and $1,240, respectively, due from the U.S. government and related agencies. Sales to the U.S. government and related agencies accounted for 44.0% and 51.5% of total revenues for the six months ended June 30, 2003 and 2004, respectively.

The Company had sales to two customers that represented 30% and 22% of the total revenues for the six months ended June 30, 2003. The Company had sales to three customers that represented 26.5%, 25.6% and

10.4% of total revenues for the six months ended June 30, 2004. No other customers accounted for more than 10% of total revenues during the six months ended June 30, 2003 and June 30, 2004. Trade accounts receivable totaled $1,620 and $599 from these major customers as of December 31, 2003 and June 30, 2004, respectively.

Some key components used in the manufacture of the Company’s products can only be obtained from single sources.

(8) Series A Convertible Preferred Stock

In November 2003, the Company sold and received proceeds from the Series A Convertible Preferred Stock (“Series A Preferred Stock”), and issued A-1 and A-2 warrants to purchase common stock (“Warrants”) to 84 accredited investors in a transaction exempt from registration pursuant to Section 4(2) and Regulation D under the Securities Act of 1933. The private placement consisted of the following:

The Company sold 2,150 shares of Series A Preferred Stock and related Warrants for a total amount of $15,050, of which $9,510 was for new capital and $5,540 was issued in exchange for cancellation of previously issued promissory notes.

The aggregate purchase price for 2,150 shares of the Series A Preferred Stock and Warrants was $15,050 (“Stated Value”), or $7 per share, with an initial conversion price of $.70 per common share. The shares of Series A Preferred Stock were initially convertible into 21,500,000 shares of the Company’s common stock, with Warrants to purchase an additional 10,750,000 shares of common stock.

During the three months ended June 30, 2004, the Company received notices from holders of Series A Preferred Stock indicating their conversion of 480 shares of Series A Preferred Stock into 4,804,300 shares of common stock.

The holders of the Series A Preferred Stock are entitled to a dividend payable semi-annually at the rate of 8% per annum, increasing to 12% per annum eighteen months from closing, payable in cash or common stock at the Company’s option, with the shares of common stock valued at the arithmetic mean of the Company’s closing sales price of common stock for the thirty-day period before the dividend payment is due. As of December 31, 2003 and June 30, 2004, the Company had declared and unpaid dividends in the amount of $139 and $261.

Due to the registration rights with respect to the Series A Preferred Stock, the Company recorded the Series A Preferred Stock outside permanent equity on the balance sheet as of December 31, 2003; however, when the Company received notice from the Securities and Exchange Commission that its registration statement with respect to the Series A Preferred Stock was declared effective on January 23, 2004, the Company reclassified the Series A Preferred Stock as permanent equity on its balance sheet. The rank and liquidation preference at December 31, 2003 remained the same at June 30, 2004.

During the three months ended June 30, 2004, the Company issued 12.8 million common shares to certain shareholders upon the exercise of Warrants issued in connection with the Series A Preferred Stock financing, which generated proceeds of $13.6 million. As an inducement to certain Warrant holders, the Company agreed to reduce the A-1 Warrant exercise price from $1.25 to $1.00 per common share and the A-2 Warrant exercise price from $1.50 to $1.25 per common share, for which the Company recorded a non-cash charge of $2.7 million in the three months ended June 30, 2004, and agreed to the cashless exercise of a warrant issued in December 2003.

On April 23, 2004 a majority of the common stock and over 75% of the Series A Preferred Stock approved a new Article IV.F of the Company’s Certificate of Incorporation that provides that certain restrictions on convertibility of Series A Preferred provided for in the Certificate of Designation for the Series A Preferred Stock will not apply to automatic conversions under Article IV.F, such that all shares of Series A Preferred Stock will be automatically converted immediately prior to the effective time of the Merger.

The only differences in the terms of the Series A Preferred Stock before and after the amendment are:

•	The Series A Preferred Stock was not automatically convertible into common stock immediately prior to the effective time of the Merger. Upon the filing of the Certificate of Amendment with the Secretary of State of Delaware, it became so convertible; and

•	The Series A Preferred Stock was not convertible into common stock to the extent that conversion would cause the holder, together with its affiliates, to beneficially own more than 4.99% of the Company’s outstanding common stock. This restriction was removed, in as far as it pertains to automatic conversions immediately prior to the effective time of the Merger, upon filing of the Certificate of Amendment with the Secretary of State of Delaware, such that the Series A Preferred Stock will automatically convert into shares of common stock regardless of the percentage of common stock ownership of the holders thereof and their affiliates after conversion.

The Series A Preferred Stock and related Warrants contain additional terms, rights, preferences and privileges, which are discussed in the Company’s report on Form 10-KSB for the year ended December 31, 2003.

(9) Loss Per Share

The calculation of diluted net loss per share excludes potential common shares if the effect is anti-dilutive. Potential common shares are composed of incremental shares of common stock issuable upon the exercise of stock options and warrants. The following table sets forth potential common shares that were excluded from the diluted net loss per share calculation for the three and six month periods ended June 30, 2003 and 2004, because they were anti-dilutive for the periods indicated (shares in thousands):

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2004	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
Warrants	4,706	1,517	4,706	1,517
Stock options	2,393	3,936	2,393	3,936

	7,099	5,453	7,099	5,453

(10) Contingent Liabilities

Because the Company provides engineering and other services to various government agencies, it is subject to retrospective audits, which may result in adjustments to amounts recognized as revenues, and the Company may be subject to investigation by governmental entities. Failure to comply with the terms of any governmental contracts could result in civil and criminal fines and penalties, as well as suspension from future government contracts. The Company is not aware of any adjustments, fines or penalties that could adversely affect its financial position or results of operations.

The Company has cost reimbursable type contracts with the federal government. Consequently, the Company is reimbursed based upon the direct expenses attributable to the contract, plus a percentage based upon overhead, material handling, and general administrative expenses. The overhead, material handling, and general administrative rates are estimates. Accordingly, if the actual rates as determined by the Defense Contract Audit Agency are below the Company’s estimates, a refund for the difference would be due to the federal government. It is management’s opinion that no material liability will result from any contract audits.

The Company is involved from time to time in various litigation matters that arise in the ordinary course of business. The Company is unable to estimate a potential loss or potential range of loss associated with any of the pending claims described herein.

On February 6, 2004, the Company received notice from the Environmental Protection Agency (“EPA”) regarding the Omega Chemical Superfund Site (“Omega Site”). The notice states that the Company is a potentially responsible party (“PRP”) that contributed to the waste at the Omega Site. The notice also states that the amount of waste contributed to the Omega Site was a comparatively small, or de minimis quantity. As such, the notice is intended to offer the Company the opportunity to resolve its liability for waste disposed at the Omega Site during the 1980’s. The notice also states that if the Company accepts the settlement offer, the Company can be released from further liability from the United States regarding the Omega Site as well as gaining contribution protection against lawsuits by other PRP’s, who potentially have claims against the Company. The settlement offer amount is $108 and the Company has accepted the offer, however, the final settlement is to be determined but will not exceed the $108. The Company has been advised by its legal counsel and believes that if it accepts the settlement offer, there would be no further liability regarding this claim from the EPA or other PRP’s. As such, the Company plans to accept the settlement offer of $108 and has recorded $108 as an accrued expense as of March 31, 2004, and is included in accrued liabilities as of June 30, 2004.

Related to the Omega Site, the Company entered into a Tolling and Waiver Agreement, dated January 1, 2004, and fully executed on February 25, 2004 (the “Tolling Agreement”) with the Omega PRP Organized Group. The Tolling Agreement states that the Omega Group has expended funds in response to the Omega Site and is committed to and will expend funds in the future in connection with the Omega Site. The Tolling Agreement states that the Omega Group has a claim against the Company for recoupment of costs previously spent and those that will be expended in the future on the Omega Site, should the Company fail to accept the settlement from the EPA described above. As such, the Tolling Agreement states that any unexpired statute of limitations shall be tolled in connection with any claims that the Omega Group and the Company have against each other in connection with the Omega Site.

In December 2003, Shane Brophy, an ex-employee, filed a lawsuit alleging causes of action for breach of employment contract, unpaid wages and wrongful termination in violation of public policy arising from the Company’s termination of his employment in July 2003. The Company has responded to the complaint, but no discovery has been conducted. Therefore, the Company cannot quantify the outcome or exposure. However, the Company strongly denies the claims and believes the complaint is without merit. The Company will assert claims for damages against Mr. Brophy, and parties affiliated with him. Legal counsel for both parties has agreed to dismiss the complaint against the Company and have this matter settled through binding arbitration. A dismissal has been filed, and an arbitration hearing date has been set for the beginning of March 2005.

(11) Subsequent Events - Merger with SAFLINK Corporation

In March 2004, the Company entered into an Agreement and Plan of Merger and Reorganization (“Merger Agreement”) with SAFLINK Corporation, an unaffiliated Delaware corporation (“SAFLINK”) that offers biometric software solutions that protect intellectual property, secure information assets and eliminate passwords. SAFLINK’s biometric software provides Identity Assurance Management™, allowing administrators to verify the identity of users and control their access to computer networks, physical facilities, applications, manufacturing process control systems, and time and attendance systems.

The Merger Agreement with SAFLINK was structured such that the Company would merge with a newly-formed wholly-owned subsidiary of SAFLINK and become a wholly-owned subsidiary of SAFLINK, with each share of the Company’s common stock being exchanged for 0.6 shares of SAFLINK common stock (“Merger”). The Company’s stockholders approved the Merger Agreement on August 5, 2004, with SAFLINK stockholders on the same date also approving of the issuance of shares of SAFLINK common stock in the merger, together with the approving other customary closing conditions. The Merger closed August 6, 2004, with the Company becoming a wholly owned subsidiary of SAFLINK.

During the three months ended June 30, 2004, the Company incurred expenses associated with the proposed merger with SAFLINK in the amount of $170 for legal, accounting, and investment advisory fees, together with other professional service fees. Selling, general and administrative expense in the condensed consolidated statement of operations includes $170 and $687 of acquisition related costs for the three and six month periods ended June 30, 2004, respectively.

On April 28, 2004, the Company agreed to pay to William Blair & Co., LLC a fee of $350 for investment banking services related to the merger with SAFLINK, with such fee being contingent upon the closing the Merger Agreement. Of the $350 fee, the Company could have elected to pay fifty percent of the fee in the Company’s common stock based upon 10-day trading average price prior to issuance, if any, of such shares. Subsequent to the Merger closing on August 6, 2004, the Company paid the entire Blair fee in cash.

On April 28, 2004, the Company agreed to amend the engagement letter originally executed on August 26, 2003, with Burnham Hill Partners (“BHP”). The engagement letter provided for BHP to earn a fee based upon a percentage of the transaction value in the merger with SAFLINK, should it occur. The Company and BHP agreed that, should the Merger Agreement close, to revise the August 26, 2003 engagement letter fee structure due BHP to $650 in cash, plus 350,000 shares of the Company’s common stock. Subsequent to the Merger closing on August 6, 2004, the Company paid the BHP fee in cash, and immediately prior to closing issued the 350,000 common shares to affiliates designated by BHP.